UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Wayne Savings Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell STEPHEN S. BURCHETT MARK D. ALCOTT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Stilwell Group, together with the other participants named herein, has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominee at the 2017 annual meeting of stockholders of Wayne Savings Bancshares, Inc.

On May 16, 2017, the Stilwell Group delivered the following letter to stockholders of Wayne Savings Bancshares, Inc.

The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

(212) 269-1551

INFO@STILWELLGROUP.COM

May 16, 2017

Wayne Savings – Thoroughly Disappointing.

Dear Fellow Stockholder,

Wayne Savings should be sold to a better managed local institution because the Company has performed well below average for a long, long time.

Board Chairwoman, Peggy Schmitz, and Lead Director, Jonathan Ciccotelli, who are supposed to direct the Company, have overseen this sub-par performance for the better part of a decade.

Do they think they deserve stockholder support for their poor history at Wayne Savings?

Have they even attempted to describe their plans (if they have any) for improving the value of YOUR investment in the Company?

Where have they described their careful weighing of strategic alternatives to maximize stockholder value?

Where is their apology for all these years of poor performance?

Their letters reek of entitlement and have a certain smug, juvenile quality to them, in our view – not to mention their arrogance at spending $500,000 of stockholder money to keep a major stockholder’s nominee off the Wayne Savings board.

Meanwhile, Peggy Schmitz has collected almost a quarter of a million dollars in cash from the Company since she became a director in 2008. Notice how her board fees escalate…

PEGGY SCHMITZ'S BOARD FEES
Year	Cash
2007	$4,950
2008	$21,000
2009	$21,600
2010	$21,600
2011	$16,650
2012	$26,267
2013	$29,150
2014	$30,700
2015	$35,300
2016	$40,500
TOTAL:	$247,717

Source: Wayne Savings definitive proxy statements.

Wayne Savings should be sold because it’s THOROUGHLY DISAPPOINTING, and we believe a sale is the best way to maximize stockholder value.

There is one week left to cast your vote. To those stockholders who want a new director in the boardroom who is committed to maximizing the value of YOUR investment, please vote your GREEN proxy card TODAY in favor of Stephen S. Burchett.

Sincerely,

Megan Parisi
917-881-8076
mparisi@stilwellgroup.com

P. S. We understand you have endured large volumes of mail and phone calls during this proxy campaign. Unfortunately, we have no way of confirming who has already submitted proxies, so each mailing is sent to every stockholder. We apologize for any inconvenience. However, as the Company’s largest stockholder, we feel strongly that change is needed at Wayne Savings. Thank you for your patience and support in our efforts to maximize stockholder value.